Exhibit 3.27
LIMITED LIABILITY COMPANY AGREEMENT
OF
HbI INTERNATIONAL, LLC
     The undersigned is executing this Limited Liability Company Agreement (the “Agreement”) as of February 3, 2006 for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Delaware Limited Liability Company Act, 6 De. C., Section 18-101 et. seq. (the “Delaware Act”), and does hereby agree as follows:
     1. Name; Formation. The name of the Company shall be HbI International, LLC, or such other name as the Board of Managers may from time to time hereafter designate. The Company has been formed upon the execution and filing by any Member, Manager or officer of the Company (each such person or entity being hereby authorized to take such action) of Articles of Organization of the Company with the Secretary of State of the State of Delaware setting forth the information required by the Delaware Act.
     2. Definitions. In addition to the terms otherwise defined herein, the following terms have the meanings set forth below:
     “Board of Managers” means the board of managers designated pursuant to Section 7(d) hereof.
     “Event of Withdrawal” means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company or any other event causing dissolution of the Company under Section 18-801 of the Delaware Act.
     “Initial Member” means International Affiliates & Investment Inc., a Delaware corporation.
     “Manager” means an individual appointed to the Board of Managers pursuant to Section 7 hereof.
     “Members” means the Initial Member and all other persons or entities admitted as additional or substituted members pursuant to this Agreement, so long as they remain Members. Reference to a “Member” means any one of the Members.
     “Majority in Interest” means Members holding in the aggregate greater than fifty percent of the outstanding Units.
     “Unit” means, as to each Member, the limited liability company interest held by such Member corresponding to such Member’s capital contribution, and in the case of each Initial Member, the limited liability company interest set forth in Section 9 hereof.

     3. Purpose. The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Act, as such business activities may be determined by the Board of Managers from time to time.
     4. Offices.
          (a) The principal office of the Company, and such additional offices as the Board of Managers may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Board of Managers may designate from time to time.
          (b) The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The registered agent of the Company for service of process is Corporation Service Company.
     5. Members. The name and business or residence address of each Member of the Company are as set forth on Schedule 1 attached hereto, as the same may be amended from time to time.
     6. Term. The Company shall continue until dissolved and terminated in accordance with Section 15 of this Agreement.
     7. Management of the Company.
          (a) The Board of Managers shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, and, except with respect to the execution and filing of the Company’s Certificate of Formation, no Member shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by the Members.
          (b) The Board of Managers may appoint such officers, who may but need not be Members or Managers, to such terms and to perform such functions as the Board of Managers shall determine in its sole discretion, the Board of Managers may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board of Managers may delegate to any such officer, person or entity such authority to act on behalf of the Company as the Board of Managers may from time to time deem appropriate in its sole discretion.
          (c) When the taking of such action has been authorized by the Board of Managers, any Manager or officer of the Company or any other person specifically authorized by the Board of Managers, may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the Secretary of State of the State of Delaware any certificates or amendment to the Company’s Certificate of Formation, one or more Restated Certificates of Formation and Certificates of Merger or Consolidation and, upon the dissolution and completion of winding up of the Company, at any time when there are fewer than two Members, or as otherwise provided in the Delaware Act, a Certificate of Cancellation canceling the Company’s Certificate of Formation.

          (d) A Majority in Interest of the Members shall elect individuals to the Board of Managers, which shall initially consist of one or such number of Managers as the Members otherwise determine. Each Member shall have one vote for each Unit it holds. Mangers shall serve until they resign, die, become incapacitated or are removed. The removal from the Board of Managers (with or without cause) of a Manager shall only be at the written request of Members holding a Majority in Interest. A majority of the Managers shall constitute a quorum for the transaction of business. At any meeting of the Board of Managers, all matters shall be determined by the consent of a majority of the Board of Managers. Notice shall be given at least twelve (12) hours prior to any meeting of the Board of Managers. Notice may be waived before or after a meeting or by attendance without protest at such meeting. Notice may be by hand, telephone, telecopy, overnight courier or the U.S. mail and shall be deemed given when received. Managers may participate in a meeting of the Board of Managers by means of telephone and such participation shall constitute presence in person at such meeting. Any action required or permitted to be taken by the Board of Managers at a meeting may be taken without a meeting with the unanimous consent of the Board of Managers. The Board of Managers may adopt such other procedures governing meetings and the conduct of business as well as meetings of Members and any procedures to be used in connection with voting by Members (which voting may be by written consent of the percentage necessary to take such action) as it shall deem appropriate.
     8. Member Rights: Meetings.
          (a) No Member shall have the right to approve or vote on any matter except as expressly set forth in this Agreement or as otherwise required by applicable law. Notwithstanding the foregoing, the Members shall vote on all of the following: (i) the dissolution of the Company pursuant to Section 15 (b) of this Agreement; (ii) the merger of the Company; (iii) any transaction involving an actual or potential conflict of interest between any Manager and the Company; (iv) an amendment to the Certificate of Formation of the Company; or (v) the sale, exchange, lease or other transfer of all or substantially all of the Company’s assets, determined on a consolidated basis, other than in the ordinary course of business (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise).
          (b) Unless a greater vote is required by the Delaware Act of the Certificate of Formation of the Company, the affirmative vote of a Majority in Interest of the Members entitled to vote shall be required to approve any proposed action.
          (c) Unless a greater vote is required by the Delaware Act or the Certificate of Formation of the company, the affirmative vote of a Majority in Interest of the Members entitled to vote shall be required to approve any proposed action.
          (d) Meetings of the Members for the transaction of such business as may properly come before such Members shall be held at such place, on such date and at such time as the Managers shall determine. Special meetings of the Members for any proper purpose or purposes may be called at any time by the Managers or the holders of at least twenty-five percent (25%) of the outstanding Units held by all Members. The Company shall deliver or mail written notice stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. Such notice shall be given not less than ten (10) and no more than sixty (60) days before the date of the meeting.
          (e) Any action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, provided that written consents, setting forth all proposed actions to be taken at such meeting, are signed by the Members holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all outstanding Units entitled to vote on such action were present and voted. Every written consent shall bear the date and signature of each Member who signs such consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action.
     9. Capital Contribution. In accordance with the Delaware Act, each of the Initial Members has received an initial interest in the Company of one hundred Units (which has been reflected on Schedule 1) without making a contribution or being obligated to make a contribution to the Company. The initial Members may, but shall not be required to, make contributions to the capital of the Company. (The Board of Managers shall amend Schedule 1 hereof to reflect any capital contribution made by either of the Initial Members.) Persons or entities hereafter admitted as Members of the Company shall make such contributions of cash (or promissory obligations), property or services to the Company as shall be determined by the Board of Managers at the time of each such admission.
     10. Assignments of Company Interest. No Member may sell, assign, pledge or otherwise transfer or encumber any of its Units or any beneficial interest therein (“Transfer”) to any other person without the prior written consent of all other Members. Any purported Transfer in violation of the Section 10 shall be null and void and shall not be recognized by the Company.
     11. Withdrawal. No Member shall have the right to withdraw from the Company except with the consent of the Board of Managers and upon such terms and conditions as may be specifically agreed upon between the Board of Managers and the withdrawing Member. The provisions of Section 13 with respect to distributions upon withdrawal are exclusive and no Member shall be entitled to claim any further or different distribution upon withdrawal under Section 18-604 of the Delaware Act or otherwise.
     12. Additional Members. The Board of Managers shall have the sole right to admit additional Members upon such terns and conditions, at such time or times, and for such capital contributions as the Board of Managers shall in its sole discretion determine. In connection with any such admission, the Board of Managers shall amend Schedule 1 hereof to reflect the name, address, capital contribution and number of Units of the additional Member.
     13. Distribution and Allocations.
          (a) Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Board of Managers may determine. Unless the Board of Managers determines otherwise, distributions shall be made to (and profits and losses shall be allocated among) Members pro rata based on the number of Units held by each Member.

Members who withdraw from the Company shall be entitled to such a pro rata distribution relating to any capital previously contributed and not withdrawn from the Company and the rights to such distributions from the Company shall inure to the benefit of the withdrawing Members’ legal representative and assigns.
          (b) Allocation of Profits or Losses. Except as may be required by the Internal Revenue Code of 1986, as amended, each item of income, gain, profit, loss, deduction or credit to the Company shall be allocated among its Members in proportion to the number of Units held by each Member.
     14. Return of Capital. No Member or Manager shall have any liability for the return of any Member’s capital contribution, which capital contribution shall be payable solely from the assets of the Company at the absolute discretion of the Board of Managers, subject to the requirements of the Delaware Act.
     15. Dissolution. Subject to the provisions of Section 16 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:
          (a) The determination of all of the Members to dissolve the Company or;
          (b) The occurrence of an Event of Withdrawal.
     16. Continuation of the Company. Notwithstanding the provisions hereof, the occurrence of an Event of Withdrawal shall not dissolve the Company if within ninety (90) days after the occurrence of such Event of Withdrawal, the business of the Company is continued by the agreement of all remaining Members.
     17. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manger. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members or Managers for liabilities of the limited liability company.
     18. Indemnification of Managers, Officers, Employees and Agents.
          (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a Manager or officer of the Company, or is or was serving at the request of the Company as a Manager, director, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including a service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such a proceeding is alleged action in an official capacity as a Manager, officer, employee or agent or in any other capacity while serving as a Manager, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Act (including indemnification for negligence, gross negligence and breach of fiduciary duty to the extent so authorized), as the Delaware Act exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes, or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.
          (b) The right to indemnification conferred in clause (a) of this Section 18 shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition. The rights of indemnification in clauses (a) and (b) of this Section 18 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be Manager, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
          (c) The rights to indemnification and to the advancement of expenses conferred in this Section 18 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, vote of the Managers or otherwise.
          (d) The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.
          (e) The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 18 with respect to the indemnification and advancement of expenses of Managers and officers of the Company.
     19. Amendments. This Agreement may be amended only upon the written consent of all Members.
     20. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

INTERNATIONAL AFFILIATES & INVESTMENT INC.

/s/ Helen N. Kaminski
Helen N. Kaminski, Assistant Secretary

SCHEDULE 1
Initial Member of HBI International, LLC:

		Percentage of
	Units	Outstanding Units
International Affiliates & Investment, Inc.	100	100%
Three First National Plaza
Chicago, Illinois 60602
Transfer of ownership in HBI International, LLC — ownership as of 08/23/2006:

		Percentage of
	Units	Outstanding Units
Sara Lee International Corporation	100	100%
(converted to an LLC on 08/28/06)
Three First National Plaza
Chicago, Illinois 60602
Transfer of ownership in HBI International, LLC — ownership as of 08/29/2006:

		Percentage of
	Units	Outstanding Units
Sara Lee Equity II, LLC	100	100%
Three First National Plaza
Chicago, Illinois 60602

Transfer of ownership in HBI International, LLC — ownership as of 08/29/2006:

		Percentage of
	Units	Outstanding Units
Sara Lee Equity, L.L.C.	100	100%
Three First National Plaza
Chicago, Illinois 60602
Transfer of ownership in HBI International, LLC — ownership as of 08/29/2006:

		Percentage of
	Units	Outstanding Units
Sara Lee Corporation	100	100%
Three First National Plaza
Chicago, Illinois 60602
Transfer of ownership in HBI International, LLC — ownership as of 08/31/2006:

		Percentage of
	Units	Outstanding Units
Hanesbrands Inc.	100	100%
1000 E. Hanes Mill Road
Winston-Salem, NC 27105